Exhibit 12.1

February 14, 2024

IntelGenx Technologies Corp.
6420 Abrams, Ville Saint Laurent, Quebec, Canada, H4S 1Y2

Ladies and Gentlemen:

We have acted as legal counsel to IntelGenx Technologies Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of a Form 1-A Regulation A Offering Statement (File No. 024-12386) (the "Offering Statement"), filed by the Company with the Commission under the United States Securities Act of 1933, as amended (the "Securities Act") related to the offer and sale by the Company of: (i) up to 2,000,000 shares of series A convertible cumulative preferred stock, par value $0.00001 per share ("Series A Preferred Stock"), and (ii) warrants, issued to Digital Offering, LLC ("Digital Offering") as agent compensation ("Agent Warrants") to purchase shares of our Series A Preferred Stock (the "Agent Warrant Shares"), pursuant to a Selling Agency Agreement dated February 12, 2024, by and between the Company and Digital Offering (the "Selling Agency Agreement"). Pursuant to the Certificate of Designation establishing the powers, designations, preferences and rights of the Series A Preferred Stock (the "Certificate of Designation"), the Series A Preferred Stock will be convertible, upon the occurrence of certain conditions, into up to 40,000,000 shares of common stock, par value $0.000001 per share, of the Company (the "Conversion Shares").

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity for all purposes relevant hereto of all natural persons, (ii) with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, (iii) that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, (iv) that such agreements and instruments are the valid, binding and enforceable obligations on all parties other than the Company, (v) that stock certificates representing the Series A Preferred Stock, Agent Warrant Shares, and Conversion Shares have been or will be duly completed, executed and delivered by the relevant officers of the Company to reflect the issuance of the Series A Preferred Stock, Agent Warrant Shares, and Conversion Shares, (vi) the issuances of the Series A Preferred Stock, Agent Warrant Shares, and Conversion Shares, have been or will be duly recorded in the stock ledger of the Company at the time of such issuance, and (vii) prior to or contemporaneously with the issuance of the Series A Preferred Stock, Agent Warrant Shares, and Conversion Shares, the Company has received consideration therefor in an amount greater than the par value for such shares. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1. The Series A Preferred Stock, when issued against payment of the consideration therefor in accordance with the Selling Agency Agreement, will be validly issued and, to our knowledge, fully paid and non-assessable.

2. The Agent Warrants, when issued in accordance with the Selling Agency Agreement,        will constitute valid and binding obligations of the Company.

3. The Agent Warrant Shares, when issued upon exercise of the Agent Warrants in accordance with the Selling Agency Agreement, will be validly issued and, to our knowledge, fully paid and non-assessable.

4. The Conversion Shares, when issued upon conversion of the Series A Preferred Stock in accordance with the Certificate of Designation, will be validly issued and, to our knowledge, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America. As used in this opinion, the phrase "to our knowledge" refers to the conscious awareness of facts or other information, without independent investigation or inquiry, by Richard Raymer and James Guttman.

We understand that you wish to file this opinion with the Commission as an exhibit to the Offering Statement and to reference our firm name under the caption "Legal Matters" in the Offering Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement this opinion letter to reflect any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, or any future changes in laws.

Very truly yours,

  /s/ Dorsey & Whitney LLP

RBR/JBG